Exhibit 1.1

By-laws (Estatutos) of the Company, as amended effective as of January 21, 2021.

I. INCORPORATION

Sociedad Química y Minera de Chile S.A. (the “Company”) was incorporated under a public deed granted on June 17, 1968, before Sergio Rodríguez Garcés, Notary Public in the city of Santiago. The abstract of said deed was registered on June 29, 1968, on sheet 4,533, item 1,991 of the Commercial Registry of the Real Estate Registrar of Santiago (the “Commercial Registry”) for 1968. The existence of the Company was approved under Ministry of the Treasury Supreme Decree 1,164, of June 22, 1968, which, on June 29, 1968 was registered on sheet 4,537, item 1,992 of the Commercial Register for 1968, and also noted in the margin of the corporate registration. The abstract of the writ of constitution - approved by the Superintendence of Insurance Companies, Corporations, and Boards of Trade (the “Superintendence”) - and the Supreme Decree whereby the existence of the Company was approved, were published in issue 27,080 of the Official Gazette, on June 29, 1968.

II. AMENDMENTS

# 1.         October 1969. The corporate by-laws of the Company (the “By-laws”) were amended at the extraordinary general shareholder meetings held on October 9th, 1969, the minutes of which were entered into public deed on October 13th, 1969, before Notary Public of Santiago Sergio Rodríguez Garcés. The abstract of this deed, approved by the Superintendence, was registered on February 5th, 1970, on sheet 947 item 447 of the Commercial Registry for 1970, and also annotated on the margin of the Company’s corporate registration. The amendment was approved under Ministry of the Treasury Supreme Decree 63, dated January 26th, 1970, which was registered on February 5th, 1970, on sheet 948, item 448 of the Commercial Registry for 1970, and also annotated on the margin of the Company’s corporate registration. The abstract of the writ of amendment and the Supreme Decree whereby the same was approved, were published in issue 27,566 of the Official Gazette, on February 7th, 1970. This amendment established a number of aspects, including a preferential dividend for holders of Series A shares, drawn from liquid profits earned by the Company through the draw-back that was granted under Ministry of the Economy, Growth, and Reconstruction Supreme Decree 914, of September 4th, 1969.

# 2.         April 1977. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on April 21st, 1977, the minutes of which were entered into public deed on May 19th, 1977, before Notary Public of Santiago Jaime Morandé Orrego. Said public deed was later complemented by the public deeds granted on May 15th and September 21st, 1978, before Notary Public of Santiago Jaime Morandé Orrego. The amendment was approved under Superintendence Exempt Resolution 256-S of June 29th, 1979. The certificate issued by the general secretary of the Superintendence, reporting said resolution, and the abstract of the writ amending the complementary registration, were published in issue 30,408 of the Official Gazette, of July 7th, 1979, and on July 9th, 1979 were recorded on sheet 8,068, item 4,908 of the Commercial Registry for 1979, and also annotated on the margins of the Company’s corporate registration. This amendment instated a number of changes, including specifying the Company’s corporate purpose, suppressing the division of its shares into different series, extending the period for subscribing all capital, and reducing the duration of the term served on the board of directors to 2 years.

# 3.         April 1979. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on April 19th, 1979, the minutes of which were entered into public deed on May 18th, 1979, before Notary Public of Santiago Jaime Morandé Orrego. Said public deed was later complemented by the public deed granted on January 8th, 1980, before Notary Public of Santiago Jaime Morandé Orrego. The amendment was approved under Superintendence Exempt Resolution 020-S of January 14th, 1980. The certificate issued by the general secretary of the Superintendence, reporting said resolution, and the abstract of the writ amending the complementary registration, were recorded on sheet 1,080, item 569 of the Commercial Registry for 1980, and also annotated on the margin of the Company’s corporate registration. The abstract of the writ of amendment and the aforementioned certificate were published in issue 30,572 of the Official Gazette, on January 24th, 1980. This amendment modified a number of items, including reducing the number of directors to 7, and suppressing the position of deputy directors.

1	Legal Background of Sociedad Química y Minera de Chile S.A.

# 4.          July 1981. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on July 6th, 1981, the minutes of which were entered into public deed on July 6th, 1981, before Notary Public of Santiago Jaime Morandé Orrego. Said public deed was later complemented by the public deed granted on October 20th, 1981, before Notary Public of Santiago Rubén Galecio Gómez. The amendment was approved under Superintendence of Securities and Insurance Exempt Resolution 652, of October 21st, 1981. The certificate issued by the general secretary of that Superintendence, reporting said resolution, and the abstract of the writ amending the complementary registration, were recorded on sheet 23,170, item 12,751 of the Commercial Registry for 1981, and also annotated on the margin of the Company’s corporate registration. The abstract of the writ of amendment and the aforementioned certificate were published in issue 31,142 of the Official Gazette, on December 16th, 1981. This amendment made a number of modifications, including an increase in capital from US$40,000,000, divided into 40,000,000 shares each with a face value of US$1, to US$123,491,099, divided into 123,491,099 shares each with a face value of US$1.

# 5.          April 1982. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on April 14th, 1982, the minutes of which were entered into public deed on April 15th, 1982, before Notary Public of Santiago Rubén Galecio Gómez. The abstract of this deed of amendment was published in issue 31,255 of the Official Gazette, on May 4, 1982, and registered on May 7, 1982, on sheet 7,600 item 4,184 of the Commercial Registry for 1982, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including adjusting the By-laws to meet the provisions of Law 18,046, of 1981.

# 6.          August 1982. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on August 5th, 1982, the minutes of which were entered into public deed on September 6th, 1982, before Notary Public of Santiago Patricio Zaldívar Mackenna. The abstract of this deed of amendment was published in issue 31,377 of the Official Gazette, on September 27th, 1982, and registered on September 27th, 1982, on sheet 16,546 item 9,482 of the Commercial Registry for 1982, and also annotated in the margin of the Company’s corporate registration. This amendment modified a number of matters, including voluntarily bringing the Company under the regulations for publicly traded companies, thus requiring it to record its shares in the National Securities Registry, establishing that no one person could hold the position of both chief executive officer and director, auditor, or accountant, and specifying that the ordinary general shareholder meetings of the Company appoint the external auditors each year.

# 7.          July 1984. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on July 26th, 1984, the minutes of which were entered into public deed on August 9th, 1984, before Notary Public of Santiago Mario Baros González. The abstract of this deed of amendment was published in issue 31,962 of the Official Gazette, on August 31st, 1984, and registered on August 31st, 1984, on sheet 12,682 item 6,912 of the Commercial Registry for 1984, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including reducing the Company’s capital to U$$79,528,455 through the absorption of accumulated losses up to December 31, 1983 - amounting to US$43,962,644 - and leaving said capital divided into 123,491,099 shares, with no face value.

# 8.          August 1986. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on August 8th, 1986, the minutes of which were entered into public deed on August 12th, 1986, before Notary Public of Santiago Mario Baros González. The abstract of this deed of amendment was registered on August 12th, 1986, on sheet 15,600 item 8,754 of the Commercial Registry for 1986, and also noted in the margin of the Company’s corporate registration. Said abstract was subsequently corrected and the correction was registered on September 10th, 1986, on sheet 17,211 item 9,564 of the Commercial Registry for 1986, and also annotated on the margin of the aforementioned registration on sheet 15,600 item 8,754. Said abstracts were published in issues 32,554 and 32,572 of the Official Gazette, on August 22nd and September 13th, 1986, respectively. This amendment modified a number of aspects, including such as to meet the provisions of Title XII of Decree Law 3,500 of 1980, and adding Articles 1 part 2, 5 part 2, 16 part 2, 18 part 2, 27 part 2, 28 part 2, 31 part 2, and 36 part 2, while also adding title 9, on “Special Regulations”.

2	Legal Background of Sociedad Química y Minera de Chile S.A.

# 9.          December 1988. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on December 5th, 1988, the minutes of which were entered into public deed on January 19th, 1989, before Notary Public of Santiago Patricio Zaldívar Mackenna. The abstract of this deed of amendment was published in issue 33,289 of the Official Gazette, on February 3rd, 1989, and registered on February 1st, 1989, on sheet 3,263 item 1,555 of the Commercial Registry for 1989, and also annotated in the margin of the Company’s corporate registration. This amendment modified a number of aspects, including changing the name of the Company, establishing its indefinite duration, and expending the corporate purpose.

# 10.        April 1993. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on April 23rd, 1993, the minutes of which were entered into public deed on April 27, 1993, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 34,554 of the Official Gazette, on April 30th, 1993, and registered on April 30th, 1993, on sheet 8,675 item 7,186 of the Commercial Registry for 1993, and also noted in the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	increasing the Company’s capital from US$79,528,455 divided into 123,491,099 shares with no face value and fully paid up, to US$229,528,455 divided into 123,491,099 Series A shares with no face value and fully paid up, 83,007,413 Series B shares with no face value, 16,601,482 of which were to be paid up for US$30,000,000, through the immediate capitalization of accumulated profits to that amount, and 66,405,931 of which were to be paid up for US$120,000,000 by means of the issue, subscription, and payment of said shares over the 3-year period starting on April 23rd, 1993;
(b)	establishing that only Series A shares carried specific voting rights at corresponding meetings to elect the full and deputy comptrollers and directors of the Company;
(c)	establishing that only Series B shares carried specific voting rights at corresponding meetings to elect the external auditors of the Company;
(d)	determining that the aforementioned privileges would last for a duration of 50 years, starting on April 23rd, 1993; and
(e)	replacing Articles 5, 11, 12, 31, and 32 of the By-laws, and incorporating 2 new transitory articles.

# 11.        June 1993. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on June 3rd, 1993, the minutes of which were entered into public deed on June 3rd, 1993, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 34,584 of the Official Gazette, on June 7th, 1993, and registered on July 7th, 1993, on sheet 13,866 item 11,475 of the Commercial Register for 1993. Said abstract was subsequently corrected and the correction was published in issues 34,589, 34,600, and 34,609 of the Official Gazette, on June 14th, June 26th, and July 8th, 1993, respectively, and registered on July 23rd, 1993, on sheet 15,410, item 12,761 of the Commercial Registry for 1993. The aforementioned abstract, and said corrections, were also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	fully revoking and annulling all agreements made at the extraordinary general shareholder meetings of the Company held on June 3, 1993, the minutes of which were entered into public deed on June 3rd, 1993, before Notary Public of Santiago Juan Ricardo San Martín Urrejola;
(b)	increasing capital from US$79,528,455 divided into 123,491,099 shares with no face value and fully paid up, to US$229,528,455 divided into 123,491,099 Series A shares with no face value and fully paid up, 83,007,413 Series B shares with no face value, 16,601,482 of which were to be paid up for US$30,000,000, through the immediate capitalization of accumulated profits to that amount, and 66,405,931 of which were to be paid up for US$120,000,000 by means of the issue, subscription, and payment of said shares over a 3-year period starting on June 3rd, 1993;
(c)	increasing the number of directors from 7 to 8;
(d)	establishing that Series B shares carry limited voting right, allowing them to elect 1 director;
(e)	establishing that Series B shares carry the following privileges:
(i)	requiring that an ordinary or extraordinary shareholder meetings must be held at the request of Series B shareholders that represent at least 5% of all outstanding shares; and
(ii)	requiring that an extraordinary meeting of the board of directors be held, with no right held by the chairman to pronounce the need for such a request, at the request of the member of the board of directors appointed by the holders of Series B shares;
(f)	reflecting that in the event of a tied vote for the selection of the chairman, a further vote would be held, excluding the director elected by the holders of Series B shares, thus constituting a further privilege for Series A shares;
(g)	determining that the aforementioned privileges would last for a period of 50 years, starting on June 3rd, 1993; and
(h)	replacing Articles 5, 9, 11, 12, 14, 15, 19, 28, 31, and 32 of the By-laws, and incorporating 2 new transitory articles.

3	Legal Background of Sociedad Química y Minera de Chile S.A.

# 12.        December 1994. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on December 19th, 1994, the minutes of which were entered into public deed on December 26th, 1994, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 35,060 of the Official Gazette, on January 6th, 1995, and registered on January 16th, 1995, on sheet 1,391 item 1,113 of the Commercial Register for 1995, and also noted in the margin of the corporate registration. Said abstract was subsequently corrected and the correction was published in issue 35,067 of the Official Gazette, on January 14th, 1995, and also noted in the margin of the aforementioned registration. This amendment modified a number of aspects, including:

(a)	adjusting the By-laws to meet the provisions of Law 19,301;
(b)	expanding the Company’s corporate purpose;
(c)	noting the Company’s capital amounted to the sum of US$265,669,746, divided into 120,376,972 Series A shares with no face value and fully paid up, and 83,007,413 Series B shares with no face value and fully paid up;
(d)	replacing Articles 5 part 2, 31, 31 part 2, 41, and 43 of the By-laws; and
(e)	annulling transitory article 1 of the By-laws.

# 13.        September 1995. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on September 1st, 1995, the minutes of which were entered into public deed on September 1st, 1995, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 35,260 of the Official Gazette, on September 4th, 1995, and registered on September 4th, 1995, on sheet 20,977 item 16,988 of the Commercial Registry for 1995, and also annotated in the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	increasing capital from the sum of US$265,669,746, divided into 120,376,972 Series A shares with no face value and 83,007,413 Series B shares with no face value, to the sum of US$435,669,746, divided into 120,376,972 Series A shares with no face value and 120,376,972 Series B shares with no face value; and
(b)	replacing Article 5 of the By-laws and renaming transitory article as transitory article 1, while also incorporating transitory article 2.

# 14.        April 1996. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on April 26th, 1996, the minutes of which were entered into public deed on May 3rd, 1996, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 35,466 of the Official Gazette, on May 14th, 1996, and registered on May 15th, 1996, on sheet 11,504 item 9,332 of the Commercial Register for 1996, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	noting the capital amounted to the sum of US$415,160,946, divided into 120,376,972 Series A shares with no face value and 120,376,972 Series B shares with no face value; and
(b)	amending Article 5 of the By-laws, eliminating transitory article 2, and renaming transitory article 1 as the sole transitory article.

# 15.        April 1997. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on April 28th, 1997, the minutes of which were entered into public deed on April 28th, 1997, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 35,758 of the Official Gazette, on May 6th, 1997, and registered on May 9th, 1997, on sheet 11,099 item 8,802 of the Commercial Registry for 1997, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	increasing the term of service for directors from 2 years to 3 years; and
(b)	modifying articles 10 and 14 of the By-laws.

4	Legal Background of Sociedad Química y Minera de Chile S.A.

# 16.        February 1998. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on February 6th, 1998, the minutes of which were entered into public deed on February 6th, 1998, before Deputy Notary Public of Santiago Oscar Ernesto Navarrete Villalobos, deputy to Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 35,986 of the Official Gazette, on February 9th, 1998, and registered on February 9th, 1998, on sheet 3,556 item 2,851 of the Commercial Registry for 1989, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	increasing capital from the sum of US$415,160,946, divided into 120,376,972 Series A shares with no face value and 120,376,972 Series B shares with no face value, to a new sum of US$494,160,946, divided into 143,376,972 Series A shares with no face value and 120,376,972 Series B shares with no face value; and
(b)	replacing Article 5 of the By-laws and renaming the transitory article as transitory article 1, while also incorporating transitory article 2.

# 17.        November 1998. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on November 20th, 1998, the minutes of which were entered into public deed on November 20th, 1998, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 36,224 of the Official Gazette, on November 26th, 1998, and registered on November 26th, 1998, on sheet 29,145 item 23,338 of the Commercial Registry for 1998, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including replacement of article 31 and transitory article 2 of the By-laws.

# 18.        April 2002. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on April 26th, 2002, the minutes of which were entered into public deed on April 26th, 2002, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 37,251 of the Official Gazette, on May 6th, 2002, and registered on May 6th, 2002, on sheet 11,150 item 9,227 of the Commercial Registry for 2002, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including modifying article 13 of the By-laws in order to annul the sanction of dismissal for directors who were outside the country for more than 3 months.

# 19.        May 2005. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on May 25th, 2005, the minutes of which were entered into public deed on May 26th, 2005, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 38,179 of the Official Gazette, on June 7th, 2005, and registered on June 8th, 2005, on sheet 19,598 item 14,193 of the Commercial Registry for 2005, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including modifying article 31 of the By-laws in order to include the concept of “related parties” and other terms linked to that concept, which already existed in article 31 part 2 of said By-laws.

5	Legal Background of Sociedad Química y Minera de Chile S.A.

 # 20.        April 2010. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company held on April 29th, 2010, the minutes of which were entered into public deed on April 29th, 2010, before Notary Public of Santiago Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in issue 39,662 of the Official Gazette, on May 17th, 2010, and registered on May 20th, 2010, on sheet 24,192 item 16,590 of the Commercial Registry for 2010, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	establishing the use of the name SQM for the Company;
(b)	noting that the corporate domicile was in the city of Santiago;
(c)	expanding the purpose of the company to include generating, producing, distributing, acquiring, marketing, and trading in geothermal power;
(d)	noting the Company’s capital amounted to US$477,385,979 divided into 142,819,552 Series A shares and 120,376,972 Series B shares, all of which were registered and fully issued, subscribed, and paid up, without modifying the privileges or rights attached to Series A and Series B shares;
(e)	incorporating a number of minor corrections of punctuation, transcription, or grammar in all articles of the By-laws;
(f)	adjusting certain articles of the By-laws to fit the applicable provisions of Laws 18,046 and 20,382, and Decree Law 3,500;
(g)	eliminating article 43 and transitory article 2 of the By-laws; and
(h)	fully replacing the By-laws and establishing a new and recast, updated text of the By-laws, containing all of the items specified above.

# 21.        May 2018. The corporate By-laws were amended at the extraordinary general shareholder meetings of the Company that was held on May 17th, 2018, the minutes of which were entered into public deed on June 5th, 2018, before Notary Public of Santiago María Soledad Santos Muñoz. The abstract of this deed of amendment was published in issue 42,079 of the Official Gazette, on June 11th, 2018, and registered on June 11th, 2018, on sheet 43,641 item 22,753 of the Commercial Registry for 2018, and also annotated on the margin of the Company’s corporate registration. This amendment modified a number of aspects, including:

(a)	replacing references to the “Superintendence of Securities and Insurance” in articles 27, 28, 29, and 36 with the name “Financial Market Commission”;
(b)	replacing references to the “Superintendence of Securities and Insurance” in article 41 with the name “Chairman of the Council of the Financial Market Commission”;
(c)	modifying the transitory article, such as to rename it as “Transitory Article One”; and
(d)	adding a second transitory article, allowing holders of Series A shares to make use of voting rights over and above 37.5% for the election of directors until the year 2030, applicable both to existing shareholders as of the date of the amendment, and to shareholders that acquire Series A shares and have voting rights, with or without agreements, totaling more than 37.5% of said Series, for the election of members of the Company’s Board of Directors.

# 22.        January 2021. The corporate By-laws were amended at the extraordinary general shareholder meeting of the Company that was held on January 22, 2021, the minutes of which were entered into public deed on February 1, 2021, before Deputy Notary Public of Santiago Mrs. María Virginia Wielandt Covarrubias, deputy Notary Public of the Fifth Notary Public of Santiago, Mr. Patricio Raby Benavente. The extract of this deed of amendment was published in the issue 42,874 of the Official Gazette on February 6, 2021, and registered on February 4, 2021 on sheet 11,297 item 5,157 of the Commercial Registry for the year 2021, and also annotated on the margin of the Company´s corporate registration. This amendment, among other aspects:

(a)	increased Company’s capital from US$ 477,385,979 divided into 142,819,552 Series A shares without face value and 120,376,972 Series B shares without face value to a new capital of US$ 1,577,385,979 divided into 142,819,552 Series A shares without face value and 142,819,552 Series B shares without face value; and
(b)	incorporated a new third transitory article, related to the subscription and payment of the capital.

6	Legal Background of Sociedad Química y Minera de Chile S.A.

III. BY-LAWS

TITLE ONE,
NAME, DOMICILE, DURATION, AND PURPOSE

Article One.

An open stock company (sociedad anónima abierta) is hereby constituted with the corporate name Sociedad Química y Minera de Chile S.A. and which, for the purposes of publicity or advertising, may also use the fictitious names Soquimich or SQM, and which shall be governed hereunder, and under Law 18,046, the regulations of that law and any other applicable provisions and amendments thereto.

Article One, Part Two.

Notwithstanding the preceding article, the Company shall be subject to the provisions of Decreed Law 3500 and amendments thereto, as it is in the situation specified in Title 12 of that Decreed Law.

Article Two.

The domicile of the Company shall be the city of Santiago. However, this domicile does not affect the special domiciles of agencies and branches or offices that may be established in other areas of the country, or abroad.

Article Three.

The duration of the Company shall be indefinite.

Article Four.

The specific activities in which the Company shall engage in shall include:

(a)	undertaking all manner of business activities in the mining or chemical-sector, including but not limited to activities relating to research, exploration, extraction, production, implementing, benefiting from, acquisition, disposal, and trade, as applicable, in all classes of metallic and non-metallic minerals, rights, goods, fossil fuels, and articles of any type or nature that constitute or may be obtained from the same, or from any concessions or deposits, in their natural state or following processing or conversion into raw materials or manufactured items, or processed goods;
(b)	manufacturing, producing, creating, acquiring, disposing of, importing, exporting, distributing, transporting, and marketing all classes of fertilizers, supplies, raw materials, chemical products, mineral products, agricultural products, and derivatives thereof, in any form;
(c)	generating, producing, distributing, acquiring, disposing of, and trading in any and all forms and types of electrical, thermal, geothermal, or other energy, and water resources or water rights, in general;
(d)	claiming, stating, requesting, forming, exploring, operating, leasing, acquiring, and disposing of all classes of mining concessions, in any way;
(e)	acquiring, disposing of, and managing in any manner, all classes of telecommunications, railway, shipping, port, and any other transport services, and representing and acting as agent for freight, shipping, and air transport companies, or transport companies in general;
(f)	manufacturing, producing, marketing, maintaining, repairing, assembling, building, dismantling, acquiring, and disposing of all classes of items, parts, replacement units, or components of equipment, machinery, and electromechanical structures and substructures in general, in any form, and undertaking, implementing, providing advisory services for, and marketing all electromechanical or smelter activities;
(g)	acquiring, marketing, and developing all classes of agricultural and forestry activities, in any form;
(h)	acquiring, marketing, leasing, and trading in all classes of urban or rural real estate, in any form;
(i)	providing all classes of health services and managing hospitals, clinics, or similar facilities;
(j)	building, maintaining, acquiring, marketing, and managing all classes of roads, tunnels, bridges, aqueducts, and other applicable infrastructure items, in any form, with no limitations whatsoever, regardless of whether they are privately or publicly owned, or otherwise, and taking part in tender processes, and entering into all manner of contracts, and holding concessions, as applicable; and
(k)	acquiring, marketing, and trading in all manner of intangible property, including shares, bonds, debentures, financial assets, mercantile documents, installments, or holdings in companies, and any class of transferable securities, and managing such investments, always acting in accordance with the investment policy and financing policy that have been approved in a shareholder meeting.

7	Corporate By-Laws of Sociedad Química y Minera de Chile S.A.

The Company may engage in these activities, acting on its own behalf or by means of other individuals or legal entities, within the country or abroad, with goods owned by itself or by third parties, and furthermore, in the aforementioned manners, areas, and with the aforementioned property and purposes, may also build or operate industrial or agricultural facilities or installations; may build, manage, acquire, dispose of, dissolve, liquidate, transform, modify, or act as a member of corporations, institutions, foundations, non-governmental organizations, or associations of any kind or nature; may undertake all actions, enter into all classes of contracts, and contractually accept all obligations that are conducive or necessary for the foregoing; may enter into any kind of business activity or operation with its goods, assets, or property, or that of its subsidiaries or related companies, and may provide financial, commercial, technical, legal, auditing, administration, advisory, and other services, as may be appropriate.

TITLE TWO,
CAPITAL AND SHARES

Article Five.

The capital of the Company amounts to the sum of US$ 1,577,385,979 divided into 142,819,552 Series A shares and 142,819,552 Series B shares. All of these shares are registered, have no face value, and have been fully issued, subscribed, and paid up as per indicated in the third transitory article.

Series B shares may not exceed 50% of all shares in the Company that have been issued, subscribed, and paid up, and hold limited voting rights in that all such shares may only appoint one member of the Board of Directors, regardless of the proportion of shareholder capital that they represent, and convey the privileges of:

(a)	requiring that an Ordinary or Extraordinary Shareholders Meeting must be held on request by the holders of Series B shares that represent at least 5% of all such shares that have been issued; and
(b)	requiring that an extraordinary meeting of the board of directors must be held, with no right held by the chairman to pronounce the need for such a request, at the request of the member of the board of directors appointed by the holders of Series B shares.

The limitations and privileges attached to the Series B shares shall have a duration of 50 calendar years, starting on June 3, 1993, and running continuously from that date.

Series A shares shall carry the privilege of being able to exclude the member of the board of directors selected by the Series B shareholders from the process of voting for the chairman of the board and of the Company, following a tied vote for appointment of said position.

The privilege attached to the Series A shares shall have a duration of 50 calendar years, starting on June 3, 1993, and running continuously from that date. The form of shareholding and the issue, exchange, annulment, loss, replacement, assignment, and other circumstances applying to the shares shall be governed under Law 18,046 and said law’s regulations.

Article Five, Part Two.

No individual may, directly or by means of related entities, hold more than 32% of voting shares in the Company. Minority shareholders must possess at least 10% of voting shares in the Company, and at least 15% of said capital must be registered to more than 100 shareholders who are not related entities of one another, each of whom must possess shares equal to the value of 100 unidad de fomento units, at the value reported as of the latest balance sheet. The management of the Company shall be responsible for ensuring strict compliance with said requirement, as established by Decree Law 3,500.

Furthermore, on receipt of a request to register a transfer of shares, the Company may only register the name of the recipient for possession of a number of shares that remains within the share concentration limits established herein. In the event that any shareholder comes to hold more shares than may be permitted hereunder, the Company will notify that shareholder within a period of no more than 15 days, such that the shareholder in question may dispose of the excess shares. This provision does not affect the obligation of both parties to sign a share disposal agreement, under the terms specified in Decree Law 3,500. Shareholders shall not be entitled to a preferential right to register shares when such an action would lead to their exceeding the shareholding concentration margin established herein.

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The Company may request its shareholders to submit background information as necessary to determine whether related parties exist, and in the case of legal entities may request the names of the main shareholders or partners, and the individuals who are associated therewith. The shareholders shall be obliged to provide said information. The terms ‘minority shareholder’ and ‘related entities’ shall be defined as per the definitions established in Decree Law 3,500 and Law 18,045.

Article Six.

The Company shall keep a record of its shareholders, indicating the domicile and number of shares held by each one.

Article Seven.

The Company does not recognize or accept fractional shareholding. In the event that two or more persons possess ownership of a share, they must appoint a designated representative for actions taken with the Company.

Article Eight.

On formal notification of the loss, theft, robbery, or destruction of a share certificate or any other similar accident, the certificates in question shall be replaced as established by Law 18,046 and the regulations of that law.

TITLE THREE,
ADMINISTRATION

Article Nine.

The Company shall be administered by a board of directors comprised of 8 members.

Holders of Series A shares shall elect 7 directors, and holders of Series B shares shall elect 1 director.

The directors may or may not be shareholders. At least 1 of these 8 directors must be classed as independent, as defined under Law 18,046, and said independent director shall be appointed and replaced as stated by that law.

The Company shall appoint a committee, which shall be allocated the powers and duties described in Article 50 part two of Law 18,046, and the membership of which shall be as established in that article. The deliberations, decisions, and organization of the committee shall be governed under the same regulations as meetings of the board of directors of the Company, to the extent said regulations are applicable.

Article Ten.

Directors shall hold their office for 3-year terms and may be reelected indefinitely. Directors shall retain their office at the end of this period if no shareholders meeting is called for the election of a person to their seat in a timely manner. In this case, the board of directors must call a meeting to make the applicable appointments, within the period established by law.

Article Eleven.

When electing members of the board of directors at a shareholders meeting, each Series A share and each Series B share shall be entitled to one vote. Series A shareholders and Series B shareholders shall vote separately, and the person or persons who receive the largest majority within each of these votes shall be elected, until the number of positions to which each series is entitled to elect has been met.

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Article Twelve.

The official record of the election of members of the board of directors at a shareholders meeting shall contain the names of all Series A and Series B shareholders present, with the number of shares held by each and used to vote, on their own behalf or as representatives, as well as the final result of the vote. Said record must also indicate the names of all candidates put forward for election as independent directors, and whether or not these candidates provided the CEO of the Company with a sworn statement as specified in Article 50 part 2 of Law 18,046, in a timely manner.

Article Thirteen.

Any director who fails to attend 3 consecutive board meetings, without providing a justification that is considered adequate by the board of directors, shall be fully removed from their position as director, and must be replaced with no further proceedings required. In such a case, and in any case of conflict of interest, resignation, removal, death, bankruptcy, or any other situation that bars a director from holding that position, the board of directors shall proceed to name their replacement or replacements, as established by law, who shall retain their position on the board of directors until the following ordinary meeting of the Company, when all directors must be elected.

Article Fourteen.

During the first meeting of the board of directors following the election of the members thereof, one of the members shall be appointed as chairman, and another shall then be appointed as vice-chairman. These appointments shall be made by means of a vote in favor carried with an absolute majority of the directors in attendance, and, in the event of a tie for the election of chairman, a further vote shall be held in which only the directors who were elected by holders of Class A shares shall be entitled to vote. Each person appointed to one of these positions shall hold it for a period of 3 years and may be reappointed indefinitely. In the event that either of these positions become vacant for any reason, prior to the end of the duration specified for the position in the previous paragraph, the directors shall appoint a new person to hold the position for the remainder of the term. The same quorum and restriction shall apply in case of a tied vote. During board meetings the position of secretary shall be held by the CEO of the Company, or the person expressly appointed for that position by the directors.

Article Fifteen.

The board of directors shall meet or hold a meeting at least once per month, and the directors’ committee shall meet or hold a meeting at least once every 3 months.

Meetings of the board of directors and of the directors committee may be ordinary or extraordinary. Ordinary meetings shall be held on dates that have been specified in advance by the board of directors or the directors committee itself.

Extraordinary meetings shall be held when specifically called by the chairman of the board of directors or of the directors committee, as applicable, on his own initiative or upon request by one or more of the directors, subject to the decision of the chairman regarding whether there is a need to hold such a meeting, or upon request by an absolute majority of the directors, or, solely for meetings of the board of directors, upon request by the director who is elected by the holders of Series B shares, in which cases such a meeting must be held with no prior decision. During extraordinary meetings, only the matters specifically stated in the official call to the meeting may be addressed.

Article Sixteen.

Operations conducted between the Company and its directors shall be regulated as specified in Title XVI of Law 18,046. Said provisions shall only apply when one or more of the directors is involved on their own behalf, or on behalf of third parties, or when one or more other persons or entities that are related to such members of the board of directors are involved, as stipulated in that legal provision.

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Article Sixteen, Part Two.

The Company may only engage in operations with related parties in conformity with the provisions set forth in Title XVI of Law 18,046. All official actions and contracts entered into by the Company with its majority shareholders, directors, or executives, or related parties of those persons, must first receive approval from two thirds of the board of directors, which must be reported in the corresponding minutes, notwithstanding the provisions set forth in Title XVI of Law 18,046, and other applicable regulations specified in that law or its regulations, regarding the directors.

Article Seventeen.

The directors shall receive remunerations for their activities. The value of remunerations payable to the directors, and to the directors who also serve on the directors’ committee, shall be decided each year at the Ordinary Shareholders’ Meeting.

Article Eighteen.

In compliance with the Company’s corporate purpose, which compliance need not be demonstrated to any third parties, the board of directors shall be tasked with representing the Company in judicial and extra-judicial proceedings, and shall hold all administrative and disposal powers that may be granted to it by law, including those for actions and contracts that require a special powers of representation, with the sole exception of the matters that must be decided by the shareholders, under law or as stated hereunder. Said provision does not affect the legal representation held by the CEO of the Company.

Article Eighteen, Part Two.

When making use of the powers granted under the preceding article, the board of directors must act at all times within the limits specified in the investment policy and financing policy approved at a previous ordinary shareholders’ meeting, as established in Article 119 of Decree Law 3,500.

Article Nineteen.

The quorum for meetings of the board of directors shall comprise five members thereof, and agreements shall be made by a majority of the members in attendance. In the case of a tied vote, the casting vote shall be held by the person chairing the session. The quorum for meetings of the directors committee shall comprise 2 members thereof, and agreements shall be made by a majority of the members in attendance. In the case of a tied vote, the casting vote shall be held by the person chairing the session.

Article Twenty.

The board of directors may delegate some of its powers to the senior executives, managers, assistant managers, or attorneys of the Company, to a single director, to a commission of the directors, and, for specific purposes, to other persons.

Article Twenty-One.

Minutes of discussions held and agreements reached by the board of directors and the directors committee shall be kept in the corresponding book of minutes, which shall be signed by the members who attended the meeting and by the secretary. If any of these persons dies or for any reason is unable to sign the minutes, the circumstances in question shall be noted at the foot of the minutes.

The minutes shall be considered to have been approved once they have been signed by all of the aforementioned persons, and agreements adopted thereunder may be put into effect from that moment onwards. Notwithstanding the foregoing, with the unanimous agreement of all directors in attendance at a session, it may be decided that agreements adopted at that session may be put into effect without approval of the minutes, decision which shall be attested to in a document signed by said directors. In any event, the applicable approval of the minutes should be signed prior to the next ordinary meeting of the board of directors.

Article Twenty-Two.

Any director who wishes to rescind any responsibility for an act or agreement adopted by the board of directors must sign a statement of opposition, which the chairman of the board of directors must report at the next ordinary shareholders meeting.

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TITLE FOUR,
CHAIRMAN AND VICE-CHAIRMAN OF THE BOARD OF DIRECTORS
CHIEF EXECUTIVE OFFICER OF THE COMPANY

Article Twenty-Three.

The chairman shall chair meetings of the board of directors and shareholder meetings, and in particular shall be responsible for:

(a)	chairing meetings of the board of directors and shareholder meetings;
(b)	calling meetings of the board of directors and shareholder meetings, in conformity herewith and with the law; and
(c)	undertaking all other functions specified herein and by law, or as tasked to undertake by the board of directors.

Article Twenty-Four.

The vice-chairman shall act as replacement for the chairman in the event of absence or temporary incapacity, with the same faculties and no requirement to demonstrate these circumstances to third parties. In the event that the vice-chairman is absent or incapacitated, their position may be taken by the longest-serving director, and if this is not possible, by the director appointed for such purposes by the board of directors.

Article Twenty-Five.

The board of directors shall appoint the chief executive officer of the Company, who shall hold all applicable trading faculties and obligations, and other faculties and obligations as specified by aw or hereunder, or as specifically endowed by the board of directors. No person may hold the position of chief executive officer while also serving as the chairman or as a director, auditor, or accountant of the Company.

TITLE FIVE,
SHAREHOLDERS’ MEETINGS

Article Twenty-Six.

The shareholders may meet at ordinary or extraordinary shareholder meetings.

Article Twenty-Seven.

Ordinary meetings shall be held within the four months following the issue date of the Company’s balance sheet, and shall be held at a place, date, and time specified by the board of directors, in order to address the following matters:

(a)	approving or rejecting the annual report, balance sheet, and financial statements submitted by the board of directors or liquidators of the Company, and examining the situation of the Company and its oversight reports;
(b)	deciding on the distribution of profits, if any, for each accounting period, and in particular, the distribution of dividends;
(c)	electing or removing directors, liquidators, and oversight personnel, when applicable;
(d)	appointing an external auditing company each year, to examine the accounts, inventory, balance sheet, and other financial statements of the Company, with an obligation to provide a written report to the shareholders no later than 15 days prior to the date of the following shareholders meeting, regarding compliance with its commission;
(e)	specifying the remunerations to be paid to the members of the board of directors and the directors committee, and deciding the budget for expenses of the directors’ committee and its advisors; and
(f)	any other matters relating to the interests or development of the Company, that are not specified by law or hereunder for consideration at an extraordinary shareholders meeting.

Ordinary shareholder meetings shall also be held when specified by the Financial Market Commission.

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Article Twenty-Seven, Part Two.

In addition to the ascriptions specified in the previous article, ordinary meetings shall be tasked with approving the investment policy and financing policy submitted by the administration, under the terms specified in Article 119 of Decree Law 3,500. Each year the ordinary meeting shall also appoint 2 comptrollers and 2 deputy comptrollers, with the faculties established in Article 51 of Law 18,046.

Article Twenty-Eight.

Extraordinary shareholder meetings shall be held when decided by the board of directors or when requested by shareholders who hold at least 10% of all voting shares issued by the Company, or 5% of all Series B shares issued, in order to address the following matters:

(a)	liquidation of the Company;
(b)	transformation, merging, or division of the Company, and amendments thereof;
(c)	issuance of bonds or debentures that may be exchanged for shares;
(d)	disposal of assets and formulation or amendments to the business plans discussed in Article 67, Item 9, of Law 18,046;
(e)	approval or ratification of acts or contracts with related parties, as established in Article 147 of Law 18,046;
(f)	issuance of individual or real guarantees to cover obligations affecting third parties, except for subsidiaries, in which case approval by the board of directors shall be sufficient; and
(g)	any other matters specified by law, or determined by the board of directors, or indicated herein.

All matters indicated in items (a), (b), (c), (d), and (e), above, may only be agreed at a meeting held before a notary public, who must certify that the minutes thereof comprise a faithful representation of the events that took place and the agreements that were adopted at the meeting. Extraordinary shareholder meetings shall also be held when specified by the Financial Market Commission. The call for an extraordinary shareholders meeting must state the purpose of the meeting, and the meeting may only address the matters mentioned in said call.

Article Twenty-Eight, Pat Two.

Notwithstanding the provisions of the previous article, extraordinary meetings shall also address:

(a)	disposal of goods or rights held by the Company and declared to be essential for the correct functioning of the Company’s financing policy, and constitution of guarantees regarding the same; and
(b)	early amendment of the investment policy or financing policy, as approved at the past ordinary meeting.

Article Twenty-Nine.

Calls for both ordinary and extraordinary shareholder meetings shall be made by means of a highly visible notification that shall be published at least three times, on different dates, in a newspaper that is published in the location of the corporate domicile and has been selected at a shareholders meeting, in the form and in accordance with the conditions indicated in the regulations.

The same must also be mailed to each shareholder at least 15 days prior to the date of the meeting, specifying the matters to be discussed at the meeting, and how to obtain full versions of documents that specify the grounds for selecting each of the different options that are to be voted on.

However, meetings that are attended by representatives of all valid voting shares may be deemed to have been valid even if the requirements for calling the meeting in question have not been met.

All shareholder meetings that are held must be reported to the Financial Market Commission. at least 15 days in advance.

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Article Thirty.

At the first call for both ordinary and extraordinary shareholder meetings, a meeting will be considered valid if it is attended by representatives of at least an absolute majority of all voting rights that have been issued. At the second call, such meetings shall be deemed valid regardless of how many shareholders attend.

Agreements shall be adopted by absolute majority of the represented voting rights, except in cases wherein special majorities are required hereunder or by law.

Agreements to increase the proportion of Series B shares to more than 50% of all shares in the Company shall require a vote in favor by two thirds of all voting shares that are represented at the shareholders meeting in question.

Article Thirty-One.

The only parties eligible to participate in shareholder meetings, and to speak at and vote in those meetings, shall be the holders of shares recorded in the Company’s record of shareholders 5 working days in advance of the date on which the shareholders meeting in question is held. Each shareholder shall be entitled to one vote for each share that they hold or represent.

No holder of Series A or Series B shares may, acting on their own behalf or in representation of other voting shares in the same series, hold rights to more than 37.5% of all valid voting shares in either series, and when calculating this percentage, shares held by related parties of the shareholder in question must be included in the total.

Apart from the limited voting rights and privileges ascribed to holders of given shares, holders of both Series A and Series B shares shall have identical rights in the Company.

Shareholders may have other persons represent them at Meetings, whether or not their representatives are themselves shareholders or not, by means of a power of attorney addressed to the Company.

Article Thirty-One, Part Two.

Notwithstanding the provisions of the previous article, no shareholder may, acting on their own behalf or in representation of other voting shares, hold rights to more than 32% of all valid voting shares in the Company; any excess over and above 32% must be discounted for these purposes.

When calculating this percentage, shares held by related parties of the shareholder in question must be included in the total.

Similarly, nobody may represent shareholders with combined holdings amounting to 32% of all shares issued by the Company.

Article Thirty-Two.

The persons in attendance at any meeting shall sign an attendance sheet, indicating the number and series of shares held by each signatory, the number and series of the shares that they represent, and the name of the party they represent.

Article Thirty-Three.

Votes shall be conducted at meetings as established in Law 18,046, in the regulations on that law regarding discussions, votes, and agreements at meetings, and herein, and a record shall be kept in a book of minutes that shall be maintained by the secretary.

The minutes shall be signed by the person chairing the meeting, by the secretary, and by 3 shareholders selected at the meeting, or by all shareholders in attendance if this number is fewer than 3. The minutes shall be considered to have been approved once they have been signed by the persons indicated, at which time any agreements that are included therein shall come into force.

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Article Thirty-Four.

The oversight personnel appointed at an ordinary shareholders meeting must examine the accounts, inventory, balance sheet, and other financial statements of the Company, and provide a written report at the next shareholders meeting, regarding their implementation of these actions.

TITLE SIX,
BALANCE SHEET AND DISTRIBUTION OF PROFITS

Article Thirty-Five.

Each annual accounting period shall close on December 31st of the year in question, and a balance sheet of the assets and liabilities of the Company as of that date shall be prepared.

Article Thirty-Six.

The board of directors must submit a report at each ordinary shareholders meeting, showing performance during the previous financial reporting period, together with its general balance sheet, statement of profit and loss, and the report issued by the oversight personnel on these statements. All of these documents must clearly reflect the financial and equity status of the Company as of the end of the corresponding year, and the profits earned or losses incurred during that period.

No later than the date of the first publication of the call for the ordinary meeting, the board of directors must provide all registered shareholders with access to a copy of the balance sheet and corporate report, including the opinion and applicable observations issued by the oversight personnel. The duly audited general balance sheet and statement of profit and loss, as well as any other information specified by the Financial Market Commission., shall be published once in a widely circulated newspaper within the corporate domicile, no less than 10 days and no more than 20 days prior to the date of the meeting that will address this information. Within the same period, said documents must also be submitted to the Financial Market Commission., in as many copies as that Commission requests, and said documents must also be published on the website of the Company. The report, balance sheet, inventory, minutes, books, and oversight personnel report must be made available to the shareholders at the offices of the Company for a period of 15 days prior to the date indicated for the meeting. If this general balance sheet and statement of profit and loss are amended at the meeting, the applicable amendments shall be made available to the shareholders within 15 days following the date of the meeting and shall be published in the same newspaper in which those documents were published, within the same time period.

Article Thirty-Six, Part Two.

Notwithstanding the provisions of the previous article, the board of directors must send all registered shareholders a copy of the investment policy and financing policy that it plans to submit at the ordinary meeting.

Article Thirty-Seven.

Dividends may only be paid from liquid profits earned during the accounting period, or profits retained from balance sheets approved at shareholder meetings and shall be distributed as agreed at the meeting in question, or as specified in Law 18,046 and the regulations on that law. In the event that the Company has incurred cumulative losses, profits accrued during the accounting period shall first of all be used to offset those losses.

Article Thirty-Eight.

Each year the shareholders shall receive a dividend, prorated depending on their number of shares, amounting to a total of at least 30% of the liquid profits earned during the previous accounting period. This provision may only be modified under an agreement to act otherwise, accepted unanimously by all votes present at the corresponding meeting.

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 TITLE SEVEN,
DISSOLUTION AND LIQUIDATION

Article Thirty-Nine.

The Company may be dissolved on the grounds indicated in Article 103 of Law 18,046.

Article Forty.

If the Company is dissolved, it shall then be liquidated by a liquidation commission comprising 2 members selected at a shareholders meeting, which shall also specify its powers, obligations, remunerations, and duration.

TITLE EIGHT,
ARBITRATION

Article Forty-One.

Any difficulty that arises between the shareholders, or between the shareholders and the Company or its administrators, while the Company is in existence or under liquidation, shall be resolved by an arbitrator, who shall be appointed by mutual agreement between the parties. If no such agreement is reached, the arbitrator shall be appointed by the Chairman of the Council of the Financial Market Commission., or by the ordinary courts. Said arbitration does not alter the fact that, in the event that a conflict arises, the complainant may choose to forego arbitration and take the issue to the ordinary justice system. This right does not apply to the persons indicated in Article 125 of Law 18,046.

TITLE NINE,
SPECIAL REGULATIONS

Article Forty-Two.

For so long as the Company is subject to the provisions specified in Title XII, and other applicable provisions of Decree Law 3,500, any modification of the requirements stipulated in Articles 1 part 2, 5 part 2, 18 part 2, 27 part 2, 28 part 2, 31 part 2, and 36 part 2, and in this Article, Article 42, shall require the quorum stipulated in Article 121 of Decree Law 3,500.

Transitory Article One.

The limitations and privileges attached to shares in the Company shall become fully invalid after a period of 50 calendar years, starting on June 3rd, 1993.

Once this duration has elapsed, all shares that are valid at that time shall automatically be converted into ordinary shares in the Company, and the board of directors must call an extraordinary shareholders meeting as soon as possible in order to make all applicable adjustments and make all applicable amendments hereto.

Transitory Article Two.

Throughout the period running from the date of the extraordinary shareholders’ meeting at which this transitory article is incorporated, and December 31st, 2030, the restriction against voting on behalf of more than 37.5% of any series of shares in the Company, established in Article 31 hereof, shall be subject to the following exception, applicable only to the election of board members by means of Series A shares in the Company:

If two or more persons, regardless of whether or not they are related parties to each other (the incoming shareholders), act prior to December 31st, 2030 such as to acquire a sufficient number of Series A shares to allow them to hold voting powers for the selection of directors of the Company amounting to more than 37.5% of that series, then any registered shareholder or group of shareholders holding more than 37.5% of all Series A shares in the Company shall be entitled to vote for the selection of directors of the Company amounting to whichever is less, between a number of the Series A shares that are held (i) by existing shareholders as of that date, and (ii) by the incoming shareholders with voting rights.

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Similarly, if for any reason a registered shareholder in the Company as of the date hereof who holds more than 37.5% of Series A shares in the company between the date hereof and December 31st, 2030, comes to hold more voting shares for the selection of directors of the Company than the votes allocated for holding 37.5% of said Series A shares, either through a joint action agreement with other shareholders, including existing shareholders, or by any other means, then any other shareholder or group of shareholders in the Company that is not a related party to the same and holds more than 37.5% of all voting Series A shares in the Company, including both existing and incoming shareholders, shall be entitled to vote for the selection of directors of the Company in accordance with whichever number of Series A shares in the Company is the lesser, between (i) the number held by this shareholder or group of shareholders, and (ii) the existing shareholder may have the capacity to vote in excess of the restriction amounting to 37.5% of said shares.

Transitory Article Three.

The capital of the Company amounts to US$ 1,577,385,979, divided into 142,819,552 Series A shares and 142,819,552 Series B shares. All of these shares are registered, have no face value, and have been entirely issued and paid up, and will be subscribed and paid up, as follows:

(One)	With US$ 477,385,979 divided into 142,819,552 Series A shares, fully subscribed and paid-up prior to this date, and into 120,376,972 Series B shares, fully subscribed and paid-up prior to this date; and

(Two)	With US$ 1,100,000,000, divided into 22,442,580 Series B shares, to be issued, subscribed, and paid-up with charge to the capital increase approved in the shareholder meeting held on January 22, 2021 (the "Meeting”)

With respect to this capital increase:

(A)	The shares must be issued, subscribed, and paid-up by January 22, 2024, and shall be exclusively offered preferentially and under equal conditions to the Series B shareholders, options assignees, and/or third parties;

(B)	The shares shall be issued by the board of directors in a single issuance and for the total shares, or in partial issuances, as per the decision of the board of directors, which is granted broad powers to this effect. Likewise, once the respective issuance of shares agreed upon with charge to this capital increase is registered in the Securities Registry of the Financial Market Commission, the board of directors may distribute the shares thus registered, issued in a single or partial issuance, among the Company's Series B shareholders, options assignees and/or third parties, subject to the Meeting's agreements, in accordance with the procedure indicated below.

The payment value of the Series B shares issued must be delivered in full at the time of subscription, in Chilean pesos or U.S. dollars, as determined by the board of directors in the use of the power delegated to it by the Meeting to establish the initial price, as indicated below.

If the price were to be established in Chilean pesos, it shall be payable in said currency, in cash, by sight draft, electronic transfer of immediately available funds or any other instrument or note representative of money payable at sight; or in U.S. dollars, according to its equivalent at the “observed USD” exchange rate published by the Central Bank of Chile in the Official Gazette on the respective payment date, in cash or by electronic transfer of immediately available funds.

If the price were to be established in U.S. dollars, it shall be payable in said currency, in cash or by electronic transfer of immediately available funds; or in Chilean pesos, according to its equivalent at the “observed USD” exchange rate published by the Central Bank of Chile in the Official Gazette on the respective payment date, in cash, by sight draft, electronic transfer of immediately available funds or any other instrument or note representative of money payable at sight;

(C)	The shares issued shall be offered preferentially and for the period of 30 days from the date of publication of the notice of preferential option to the Series B shareholders registered in the Shareholders' Registry by midnight on the fifth business day prior to the date of publication of the notice of preferential option, pro-rata to the Series B shares registered in their name. These shareholders may relinquish or cede their right to subscribe the shares, regarding all or part thereof, in accordance with the provisions of the Regulations on Corporations. If a shareholder or option assignee fails to respond during the preferential option period, it shall be understood that said shareholder relinquishes the right to subscribe them;

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(D)	If, after the application of the foregoing procedure for a given issuance of shares, there are any remaining shares in said issuance not yet assigned, all or part thereof may be freely offered to the shareholders and/or third parties at the times and amounts deemed pertinent by the board of directors, which shall have the broad powers to the determine the procedures applying thereto. Furthermore, and unless otherwise resolved by the board of directors, the shares whose preferential rights have been relinquished, in part or in whole, by the shareholders with rights thereto, may be offered by the board of directors under the abovementioned terms, from the time when said relinquishment is communicated to the Company or known thereby, with no need to wait until the end of the legal 30-day preferential option period. In any case, the shares may not be offered to third parties at values or under conditions that are more favorable than those preferentially offered to the shareholders with rights thereto, notwithstanding the provisions of the last paragraph of article 29 of the Regulations on Corporations.

(E)	The board of directors is granted the powers so that it may, within the framework of the agreements adopted by the Meeting, make the final determination of the placement price of the abovementioned 22,442,580 new Series B shares, in accordance with the provisions of the second paragraph of article 23 of the Regulations on Corporations, subject in all cases to the agreement on the established price and number of shares to be placed within the preferential option period or thereafter, in single or partial issuances, being approved of by the majority of the board of directors members in attendance in a duly constituted session and not being rejected by two or more directors, in which case the placement must begin within 180 days following the Meeting date. For these purposes, the board of directors must initiate the legal preferential option period within the said 180-day period.

Likewise, the board of directors is granted broad powers so that it may, within the framework of the agreements adopted by the Meeting, proceed to issue the new Series B shares and resolve their distribution among Series B shareholders, assignees and/or third parties; freely determine, establish and agree upon, with the broadest of powers, the form, time, procedure and other conditions for the placement of said shares; and, in general, resolve on all situations, methods, complementary matters and details that may arise or be required in relation to the by-laws reform agreed upon in the Meeting, including, but not limited to, the registration of new Series B shares paid and representative of the capital increase in the Securities Registry kept by the Financial Market Commission (as provided by the Securities Market Law and General Rule No. 30 of the Financial Market Commission); for the registration of these new shares in the country's Stock Exchange so that they may be traded in the local market; and for the corresponding registration of said new shares, as well as the new American Depositary Shares, before the U.S. Securities and Exchange Commission and the New York Stock Exchange.

(F)	The agreements on the capital increase and related matters, in each and every one of the terms established in this number (Two), are subject to the resolutive condition consisting of the exercise of the right to withdraw more than 0.5% of the total Series A shares, under the terms of article 134 of the Regulations (the "Resolutive Condition"). The Board of Directors has full power to relinquish the Resolutive Condition. In the event that the so that it may, within the framework of the agreements adopted by the Meeting is exercised within the legal term, these agreements shall be null and void, unless the board of directors, within the 15-day period, from the end of the legal term for exercising the right to withdrawal, relinquishes the Resolutive Condition and decides to continue with the capital increase.

The agreements on the capital increase and related matters, in each and every one of the terms established in this number (Two), shall go into effect as of the date on which the Meeting minutes are entered into the public deed and shall be fixed and final once (i) the Resolutive Condition has been unsuccessful, that is, the right to withdraw more than 0.5% of the total Series A shares has not been exercised within the legal term; or (ii) when the Resolutive Condition has been fulfilled, that is, the right to withdraw more than 0.5% of the total Series A shares has been exercised within the legal term, the board of directors has decided to relinquish said condition and continue with the capital increase. The representatives specially designated by the board of directors must grant a public deed (the "Declarative Deed") within 15 days from the end of the legal term to exercise the right to withdrawal, declaring (a) materialization of the capital increase and certifying that the Resolutive Condition has not been fulfilled, or that, despite its fulfillment, the board of directors, in accordance with the power vested in it to this effect, has decided to relinquish said condition and continue with the capital increase; or (b) fulfillment the Resolutive Condition and resolution of the present capital increase, and therefore, the by-law reforms and other related agreements adopted in the Meeting have been null and void. The Declarative Deed shall be recorded in the Commercial Registry, in the margin of the present capital registration increase, performing all other annotations and legalizations that apply according to the applicable law and regulations. Likewise, the Declarative Deed shall be submitted to the Financial Market Commission and the country's Stock Exchange and reported to the market as an material fact.

18	Corporate By-Laws of Sociedad Química y Minera de Chile S.A.